December 10, 2012

NET ELEMENT INTERNATIONAL, INC. ANNOUNCES SHARE REPURCHASE PLAN

MIAMI – Net Element International, Inc. (NASDAQ: NETE), a technology driven group in mobile commerce and payment processing, as well as in entertainment and culture Internet destinations in Russia and other emerging markets, today announced that its Board of Directors adopted a plan to repurchase up to USD $2.5 million of issued and outstanding shares of Net Element’s common stock in the open market or in privately negotiated transactions during the 24-month period ending December 10, 2014. Net Element currently has approximately 28.3 million shares of common stock outstanding.

Repurchases will be made under the plan using Net Element’s own cash resources. These repurchases, if and when effectuated, will be made subject to market conditions, applicable legal requirements (including federal and state securities laws as well as rules and regulations of the United States Securities and Exchange Commission) and other factors. This plan does not obligate Net Element to acquire any particular amount of common stock and the plan may be modified, extended or terminated at any time at Net Element’s discretion.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale is prohibited.

About Net Element International, Inc.:

Net Element International Inc. (NASDAQ: NETE) is a technology driven group in mobile commerce and payment processing, as well as in entertainment and culture Internet destinations in Russia and other emerging markets. Net Element owns and operates a mobile-commerce company, TOT Money, as well as several Internet properties that create social and business communities in the entertainment, music, motorsports and film industries. Net Element’s portfolio includes: www.TOTmoney.ru; www.Motorsport.com; www.Openfilm.com; www.Music1.ru; www.ARLive.com and www.Yapik.com. For more information, visit www.NetElement.com.

Forward-Looking Statements:

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements relate to future events or Net Element’s future financial performance and can be identified by the use of forward-looking terminology such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions. These forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors which may cause Net Element’s actual results, levels of activity, performance or achievement to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Please refer to the risk factors contained in Net Element’s filings with the Securities and Exchange Commission available at www.sec.gov, including Net Element’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Net Element undertakes no obligation to update or revise any forward-looking statements for any reason.

Contacts

Net Element International, Inc.

Francesco Piovanetti, 787-993-9650